Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Lions Gate Entertainment Corp. for the registration of its common shares and to the incorporation by reference therein of our reports dated May 21, 2015, with respect to the consolidated financial statements and schedule of Lions Gate Entertainment Corp., and the effectiveness of internal control over financial reporting of Lions Gate Entertainment Corp., included in its Annual Report (Form 10-K) for the year ended March 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

November 11, 2015